Exhibit 99.1

RIOT REPORTS second QUARTER 2022 FINANCIAL RESULTS, CURRENT OPERATIONAL AND FINANCIAL HIGHLIGHTS

Riot Reports Q2 2022 Results, with $72.9 Million in Total Revenue, 1,395 BTC Produced, and Strengthened Financial Position

CASTLE ROCK, Colo., August 15, 2022 (GLOBE NEWSWIRE) -- Riot Blockchain, Inc. (NASDAQ: RIOT) (“Riot,” or “the Company”), an industry leader in Bitcoin (“BTC”) mining and data center hosting, reported financial results for the three-month period ended June 30, 2022. The unaudited financial statements are available on Riot’s website and here.

“We are extremely encouraged by Riot’s financial resilience and operational achievements this quarter,” said Jason Les, CEO of Riot. “We continued to make substantial progress in executing towards our ambitious growth plans, including completion of our first immersion-cooled building and the successful transition of all miners which were previously hosted by Coinmint to our Whinstone Facility, which will further reduce our operating costs. Going forward, we will continue to focus on executional excellence as we work in pursuit of developing Riot into the world’s leading Bitcoin-driven infrastructure platform.”

Second Quarter 2022 Financial Highlights

Riot continues to attain significant milestones while positioning itself for future opportunities, driven by its focus on Bitcoin mining. Key financial highlights for the second quarter include:

•	Increased total revenue by 112% to $72.9 million for the three-month period ended June 30, 2022, as compared to $34.3 million for the same three-month period in 2021.
•	Increased mining revenue by 47% to $46.2 million for the three-month period ended June 30, 2022, as compared to $31.5 million for the same three-month period in 2021, driven by an increase in the number of BTC mined, which was negatively impacted by lower BTC values in Q2 2022 vs. Q2 2021.
•	Reported data center hosting revenue of $9.8 million for the three-month period ended June 30, 2022, following the acquisition of Whinstone US in Q2 2021.
•	Reported $16.9 million in revenue from Engineering segment for the three-month period ended June 30, 2022, following the acquisition of ESS Metron in Q4 2021.
•	Increased BTC production quantity by 107% to 1,395 BTC during the three-month period ended June 30, 2022, as compared to 675 BTC during the same three-month period in 2021.

•	Raised $267.0 million in net proceeds from the sale of approximately 30.6 million shares of Riot common stock via our previously announced at-the-market equity offering, further strengthening Riot’s industry-leading financial position amid challenging market conditions for the sector.
•	Reported $496.4 million in current assets as of June 30, 2022, with $270.5 million in cash on hand, up from $113.6 million at the end of Q1 2022, and 6,653 BTC (unaudited), all of which were produced by the Company’s self-mining operations.

Second Quarter 2022 Financial Results

Mining revenue in excess of mining cost of revenues (excluding depreciation and amortization), was $28.2 million (61% of mining revenue), which compares to $22.1 million (70% of mining revenue) for the same three-month period in 2021. Mining revenue margin was modestly lower on a year-over-year basis primarily due to a 28% decrease in the average price of Bitcoin, and a 33% increase in the average Bitcoin mining difficulty index, during the second quarter of 2022 compared to the same three-month period in 2021. Despite the significant decrease in the price of BTC and increase in variable mining costs associated with greater BTC production this quarter relative to the same three-month period in 2021, improved operating efficiencies, driven in part by a greater proportion of new generation miners deployed at Riot’s Whinstone Facility, where lower production costs benefited our mining revenue margins.

Power curtailment credits received, based on our ability under long-term power agreements, to sell power back to the ERCOT grid at market-driven spot prices and thereby reducing our operating costs, totaled approximately $5.7 million for the quarter ended June 30, 2022. If total Power curtailment credits were not presented to reduce operating costs, but rather allocated between Cost of revenues – Mining and Cost of revenues – Data Center Hosting, based on proportional power consumption, Cost of revenues – Mining would have decreased by $2.2 million, increasing Mining revenue margin to $30.4 million (66% of mining revenue) on a non-GAAP basis.

Selling, general, and administrative ("SG&A") expenses increased by $7.2 million to $10.7 million, as compared to $3.5 million for the same three-month period in 2021, primarily due to an increase in compensation-related expense of $2.1 million, which came about as a result of the hiring of additional employees to support the Company’s ongoing growth, an increase in audit and consulting fees of $2.2 million resulting primarily from assistance on internal control systems and procedures and IT projects, an increase in insurance expense of $0.8 million, and other general operating costs.

Net loss for the quarter ended June 30, 2022, was $(366.3) million, or $(2.81) per share, as compared to net income of $19.3 million, or $0.22 per share, in the same three-month period in 2021. Net loss for the quarter was negatively impacted by a $349.1 million non-cash accounting impairment of goodwill, a $99.8 million non-cash accounting impairment on Bitcoin held, and an unrealized loss of $4.8 million on marketable equity securities, which was partially offset by an increase in fair value of derivative asset of $60.9 million, a gain on exchange of equipment of $8.6 million, and a $14.4 million gain on sale of Bitcoin.

Non-GAAP Adjusted EBITDA for the quarter ended June 30, 2022 was $(65.2) million, as compared to Non-GAAP Adjusted EBITDA of $2.4 million for the same three-month period in 2021. A non-cash accounting impairment of goodwill of $349.1 million and a $99.8 million non-cash accounting impairment on Bitcoin held, negatively impacted net income for the quarter, which also impacted Non-GAAP Adjusted EBITDA. The Company determined, starting in Q4 2021, to exclude impairments and gains or losses on sales or exchanges of cryptocurrencies from its calculation of Non-GAAP Adjusted EBITDA.

Second Quarter 2022 and Recent Operational Highlights

•	As of June 30, 2022, the Company had a deployed fleet of 44,720 ASIC miners, with a hash rate capacity of 4.4 EH/s.
•	Subsequent to June 30, 2022, received an additional 9,316 new S19j Pros, and deployed 4,320 S19j Pros in Riot’s immersion-cooled buildings, with an additional 7,200 miners staged for deployment. Upon deployment of the staged miners, Riot expects to have a total of 47,511 miners deployed with a hash rate capacity of approximately 4.9 EH/s.
•	Continued to make significant progress on the Company’s 400 megawatt (“MW”) expansion at its Whinstone Facility. The expansion is expected to be completed in Q1 2023, the final components of the buildout of each building are being completed in parallel with miner deployments.
•	Completed Riot’s first immersion-cooled building at its Whinstone Facility, Building F, with 23,000 S19 series miners fully operational. Placement of miners in Building G, Riot’s second immersion-cooled building, continues with initial miners already deployed and hashing.
•	Began development of the Company’s previously announced 265-acre, 1 gigawatt expansion site in Navarro County, Texas, with Bitcoin mining operations at the new facility remaining on track to commence summer 2023.
•	Currently all miners previously hosted at Coinmint LLC’s Massena, NY facility have been either relocated to the Company’s Whinstone Facility by way of a miner swap agreement with another Bitcoin mining counterparty or shipped to the Whinstone Facility. This transition is expected to further improve Riot’s mining revenue margin through reduced power costs and elimination of all third-party hosting fees.

Hash Rate Growth

By Q1 2023, Riot anticipates a total self-mining hash rate capacity of approximately 12.5 EH/s, assuming full deployment of approximately 115,450 Antminer ASICs and excluding any potential expected incremental productivity gains from the Company’s utilization of 200 MW of immersion-cooling infrastructure. Substantially all of the Company’s self-mining fleet will consist of the latest generation S19 series miner model.

In addition to the Company’s self-mining operations, Riot hosts approximately 200 MW of institutional Bitcoin mining clients.

ATM Offering

As previously disclosed on March 31, 2022, the Company filed a prospectus supplement with the U.S. Securities and Exchange Commission to offer and sell up to $500 million of the Company’s common stock from time to time. As of June 30, 2022, the Company had received net proceeds on sales of 30.6 million of the Company’s common stock of approximately $270.6 million, further strengthening Riot’s financial position amid challenging market conditions. Net proceeds are anticipated to be used towards financing Riot’s ambitious growth opportunities, as well as for general corporate purposes. Subsequent to June 30, 2022, and as of the date of filing, the Company received additional net proceeds on sales of approximately 6.5 million shares of common stock of approximately $31.5 million.

Goodwill Impairment

Due to adverse market conditions in the second quarter of 2022 the Company performed an interim goodwill impairment assessment, as of June 30, 2022, assisted by an independent valuation specialist firm. This assessment included a comparison of publicly traded peer company valuation multiples and Riot’s adjusted market capitalization as of June 30, 2022, a period of extreme uncertainty in the broader Bitcoin ecosystem and near year-to-date lows for the Company and industry market valuations. As a result of this assessment, Riot recorded an impairment to goodwill of $349.1 million related to the acquisitions of Whinstone US and ESS Metron in 2021.

“Our acquisitions of Whinstone US and ESS Metron remain the foundation of our vertically-integrated strategy and are the reason Riot is positioned as an industry leader today,” said Jason Les, CEO of Riot. “Although challenging global market conditions in the second quarter, further impacted by a steep decline in the price of Bitcoin and resulting decline in market valuations for publicly-traded Bitcoin miners, including Riot, necessitated non-cash impairment charges this quarter, these non-cash charges had no impact on our solid financial position and ample liquidity, both of which were further strengthened this quarter. We remain extremely excited by the additional growth and development opportunities, including our successfully demonstrated proprietary power strategy, which these acquisitions have made available to us.”

About Riot Blockchain, Inc.

Riot Blockchain’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform.

Our mission is to positively impact the sectors, networks and communities that we touch. We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. The Company has Bitcoin mining data center operations in central Texas, Bitcoin mining operations in central Texas, and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.RiotBlockchain.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements about the benefits of acquisitions, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions. Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements include, but are not limited to: unaudited estimates of Bitcoin production; our future hash rate growth (EH/s); the anticipated benefits, construction schedule, and costs associated with the Navarro site expansion; our expected schedule of new miner deliveries; our ability to successfully deploy new miners; M.W. capacity under development; we may not be able to realize the anticipated benefits from immersion-cooling; the integration of acquired businesses may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from our acquisitions; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact:

Investor Contact:

Phil McPherson
IR@RiotBlockchain.com
303-794-2000 ext. 110

Media Contact:

Alexis Brock
PR@RiotBlockchain.com

512-940-6014

Non-U.S. GAAP Measures of Financial Performance

In addition to consolidated U.S. GAAP financial measures, we consistently evaluate our use and calculation of the non-GAAP financial measures, “Adjusted EBITDA” and Adjusted earnings per share (“Adjusted EPS”).

Adjusted EBITDA is a financial measure defined as our EBITDA, adjusted to eliminate the effects of certain non-cash and / or non-recurring items, that do not reflect our ongoing strategic business operations. EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is EBITDA further adjusted, for certain income and expenses, management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. The Company determined to exclude impairments and gains or losses on sales or exchanges of cryptocurrencies from our calculation of Adjusted Non-GAAP EBITDA for all periods presented.

Adjusted EPS is a financial measure defined as our EBITDA divided by our diluted weighted-average shares outstanding, adjusted to eliminate the effects of certain non-cash and / or non-recurring items, that do not reflect our ongoing strategic business operations. EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EPS is EBITDA further adjusted for certain income and expenses, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. The Company determined to exclude impairments and gains or losses on sales or exchanges of cryptocurrencies from our calculation of Adjusted Non-GAAP EPS for all periods presented.

We believe Adjusted EBITDA and Adjusted EPS can be important financial measures because they allow management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making such adjustments.

Adjusted EBITDA and Adjusted EPS are provided in addition to and should not be considered to be substitutes for, or superior to net income, the comparable measure under U.S. GAAP. Further, Adjusted EBITDA and Adjusted EPS should not be considered as alternatives to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with U.S. GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under U.S. GAAP.

Reconciliations of Adjusted EBITDA and Adjusted EPS to the most comparable U.S. GAAP financial metrics for historical periods are presented in the tables below:

Riot Blockchain, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Information

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Net income (loss)	$(366,334)	$19,337	$(330,705)	$26,867
Interest (income) expense	—	(80)	357	(255)
Income tax expense (benefit)	(6,199)	3,730	(5,887)	3,730
Depreciation and amortization	20,562	5,738	34,807	8,584
EBITDA	(351,971)	28,725	(301,428)	38,926

Adjustments:
Non-cash/non-recurring operating expense:
Stock-based compensation expense	701	970	3,743	1,905
Acquisition-related costs	—	17,032	78	18,342
Change in fair value of derivative asset	(60,931)	(16,393)	(104,614)	(16,393)
Change in fair value of contingent consideration	—	185	176	185
Realized loss on sale of marketable equity securities	1,624	—	1,624	—
Unrealized loss (gain) on marketable equity securities	4,837	(339)	6,448	(339)
Realized gain on sale/exchange of long-term investment	—	(26,260)	—	(26,260)
Gain on exchange of equipment	(8,614)	—	(8,614)	—
Impairment of goodwill	349,148	—	349,148	—
Other (income) expense	59	(1,510)	59	(1,510)
Other revenue, (income) expense items:
License fees	(24)	(24)	(48)	(48)
Adjusted EBITDA	$(65,170)	$2,386	$(53,428)	$14,808

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Net income (loss)	$(2.81)	$0.22	$(2.67)	$0.31
Interest (income) expense	—	—	—	—
Income tax expense (benefit)	(0.05)	0.04	(0.05)	0.04
Depreciation and amortization	0.16	0.06	0.28	0.10
EBITDA	(2.70)	0.32	(2.44)	0.45

Adjustments:
Non-cash/non-recurring operating expense:
Stock-based compensation expense	0.01	0.01	0.03	0.02
Acquisition-related costs	—	0.19	—	0.21
Change in fair value of derivative asset	(0.47)	(0.18)	(0.85)	(0.19)
Change in fair value of contingent consideration	—	—	—	—
Realized loss on sale of marketable equity securities	0.01	—	0.01	—
Unrealized loss (gain) on marketable equity securities	0.04	—	0.05	—
Realized gain on sale/exchange of long-term investment	—	(0.29)	—	(0.30)
Gain on exchange of equipment	(0.07)	—	(0.07)	—
Impairment of goodwill	2.68	—	2.82	—
Other (income) expense	—	(0.02)	—	(0.02)
Other revenue, (income) expense items:
License fees	—	—	—	—
Adjusted EPS	$(0.50)	$0.03	$(0.43)	$0.17

Diluted weighted average number of shares outstanding	130,405,502	89,241,044	123,760,839	86,501,471

 In addition to the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS described above, we believe “Cost of revenues – Mining, net of power curtailment credits” and “Cost of revenues – Data Center Hosting” are two additional performance measurements that represent a key indicator of the Company’s core business operations of both Bitcoin mining and Data Center Hosting. These measurements are defined as Cost of revenues – Mining less power curtailment credits and Cost of revenues – Data Center Hosting less power curtailment credits, respectively.

We believe our ability to sell power back to the grid at market-driven spot prices, thereby reducing our operating costs, is integral to our overall strategy, specifically our power management strategy and our commitment to supporting the ERCOT grid. While participation in various grid demand response programs may impact our Bitcoin production, we view this as an important part of our partnership-driven approach with ERCOT and our commitment to being a good corporate citizen in our communities.

We believe netting the power sales against our costs can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our operating efficiencies, from period-to-period by making such adjustments. In the table below, we have allocated the benefit of the power sales to our Data center hosting and Mining segments based on their proportional power consumption during the periods presented.

“Cost of revenues – Mining, net of power curtailment credits” and “Cost of revenues – Data Center Hosting, net of power curtailment credits” are provided in addition to and should not be considered to be a substitute for, or superior to Cost of revenues – Mining or Cost of revenues – Data Center Hosting as presented in our consolidated statements of operations.

Reconciliations of these measurements to the most comparable U.S. GAAP financial metrics for historical periods are presented in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost of revenues – Data Center Hosting	$15,184	$3,736	$30,169	$3,736
Power curtailment credits	(3,497)	(1,143)	(5,438)	(1,143)
Cost of revenues – Data Center Hosting, net of power curtailment credits	$11,687	$2,593	$24,731	$2,593

Cost of revenues – Mining	$17,995	$9,325	$37,089	$16,859
Power curtailment credits	(2,209)	—	(2,820)	—
Cost of revenues – Mining, net of power curtailment credits	$15,786	$9,325	$34,269	$16,859

Total power curtailment credits	$(5,706)	$(1,143)	$(8,258)	$(1,143)